Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between Sparton Corporation, an Ohio corporation (the “Company”) and Cary B. Wood (the “Executive”), is signed by the parties on this June 30, 2014 (the “Signing Date”), and is effective on October 31, 2014 (the “Effective Date”).

WHEREAS, the Executive is a member of the Board of Directors of the Company (the “Board”), and is currently employed as its President and Chief Executive Officer;

WHEREAS, the employment of the Executive by the Company is currently subject to an employment agreement dated August 24, 2011 (the “Prior Agreement”);

WHEREAS, the Company desires to continue the services of the Executive as a member of the Board and the employment of the Executive with the Company and to enter into a new agreement embodying the terms of those continued relationships;

WHEREAS, the Executive desires to continue to serve as a member of the Board and desires to continue employment by the Company on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and the Executive agree as follows:

1. Employment. The Company employs the Executive as its President and Chief Executive Officer, and the Executive accepts such employment, upon the terms and conditions set forth in this Agreement. During the Term (as defined below), Executive will be re-nominated for election to the Board at the expiration of each term of office as a member of the Board.

2. Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)	The Executive shall perform and discharge well and faithfully such duties for the Company as may be lawfully assigned to the Executive from time to time by the Board. The Executive’s duties may include providing services for both the Company and the Affiliates (as defined below), as determined by the Board; provided that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of the President and Chief Executive Officer. The Executive shall comply with the Company’s written policies or rules adopted by the Board or an authorized committee thereof.

(b)

The Executive shall devote his full business time, attention and energies to the business of the Company. Notwithstanding the foregoing provisions of this Paragraph 2, during the Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of organizations other than business organizations, and similar types of activities, to the extent that such other activities do not, in the judgment of the Board, inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any Affiliate. The Executive shall not serve on the board of any business, or hold any other position with any business, or otherwise engage in any business activity, without the prior written consent of the Board, which consent shall not be unreasonably withheld.

(c)	The Executive understands and agrees that his duties will include his providing personal services to customers of the Company and the Affiliates. The Executive understands and agrees that, as a condition of performing services for such customers, it may be necessary to agree to reasonable restrictions imposed for the protection of the customer (including, without limitation, confidentiality restrictions), and agrees to abide by such reasonable restrictions.

(d)	The Executive acknowledges and agrees that he owes a duty of loyalty and fidelity under the laws of Ohio and applicable federal law to act at all times in the best interests of the Company. In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for the Executive’s own benefit any such opportunities.

(e)	Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period in which he has a physical or mental disability which renders him incapable, after reasonable accommodation by the Company, of performing his duties under the Agreement (whether the Executive’s incapacity is temporary or as a result of Executive becoming Permanently Disabled). In the event of a dispute as to whether the Executive is incapable of performing his duties, the Company may refer the same to a licensed practicing physician selected by the Company and reasonably approved by the Executive, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which the Executive is disabled, the Company may appoint a temporary replacement to assume the Executive’s responsibilities. For purposes of this Agreement, the Executive shall be considered “Permanently Disabled” if, during any consecutive period of 120 days or more, the Executive has a physical or mental disability which renders the Executive incapable, after reasonable accommodation by the Company, of performing the Executive’s duties on a permanent, full-time basis, and such disability is reasonably expected by the Board to be of a long-term nature. In the event of Executive’s being considered “Permanently Disabled,” the Company may terminate Executive’s employment and the Term pursuant to Section 5(b) of this Agreement.

(f)

For purposes of this Agreement, the term “Affiliate” means any entity which would be treated as the “employer” pursuant to Treasury Regulation Section 1.409A-1(h)(3), which generally includes (i) any entity which owns at least a fifty percent interest in the Company, or (ii) any entity in which at least a fifty percent interest is owned, directly or indirectly, by the Company, by any entity that is a Successor to the Company (as defined in Paragraph 20), or by any entity that is an Affiliate by reason of clause (i) next above. For purposes of the covenants contained in Paragraph 13 (relating to assistance with claims), the Protective Covenants, and the Executive Release, the term “Affiliate” shall also include any entity that would have been an “Affiliate” by reason of the preceding sentence (including any entity that would be treated as a Successor to any such Affiliate in accordance with Paragraph 20) at any time during the period of the Executive’s employment by the Company (and shall include any predecessor to any entity described in clause (i) or (ii)). The term “Protective Covenants” means the covenants contained in Paragraph 8 (relating to confidentiality), Paragraph 9 (relating to disparagement), Paragraph 10 (relating to competition), and Paragraph 11 (relating to solicitation).

3. Term. The term of employment under this Agreement shall commence on the Effective Date provided that the Executive is then employed by the Company, and shall expire on the three-year anniversary of the Effective Date (“Term”). Neither the Company nor the Executive is under any obligation to renew or extend the Executive’s employment beyond the Term of this Agreement.

4. Compensation.

(a)	Salary. During the Term, while the Executive is employed by the Company, the Company shall pay him a salary at the rate of Five Hundred Seventy-Five Thousand Dollars ($575,000) per year, payable on the same payroll schedule as other executives of the Company. The Executive is liable for any taxes on compensation payable to him and shall be subject to applicable withholding tax obligations.

(b)	Benefits. During the Term, while the Executive is employed by the Company, the Company will provide the Executive with benefits no less favorable than those generally provided to other executives of the Company during the Term, including but not limited to, nineteen (19) days of paid time off annually (vacation, personal, sick, which may be increased from time to time, provided that such vacation, personal and sick days shall be subject to the policies of the Company as in effect from time to time), health, disability, and life insurance, and 401(k) Savings Plan. However, the Company shall not be required to provide a benefit under this Paragraph (b) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. Nothing in this Paragraph (b) shall be construed to prevent the Company from revising the benefits generally provided to executives from time to time. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this Paragraph 4, to the extent determined to be necessary or appropriate by the Company.

(c)

Reimbursement of Expenses. During the Term, while the Executive is employed by the Company, he shall be reimbursed for all travel, meals, entertainment, and other out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the performance of his duties and the business of the Company, pursuant to the reasonable standards and guidelines established from time to time by the Company; provided that an expense reimbursement shall under no circumstances occur later than ninety (90) days after the date on which an expense is incurred or, if later, ninety (90) days after the date a request for such reimbursement is submitted in accordance with the Company’s reimbursement policy. The Company will reimburse the Executive for the reasonable attorney fees, not exceeding $10,000, actually incurred by Executive in connection with the negotiation of this Agreement, payable within ninety (90) days of the Signing Date upon presentation of proper documentation from the Executive. In no event shall any reimbursement of expenses during one taxable year affect the expenses that are eligible for reimbursement in any other taxable year and in no event shall the right to reimbursement be subject to liquidation or exchange for any other benefit.

(d)	Performance Bonuses. Subject to Paragraph 5 below, the Executive will be eligible for participation in an annual bonus program to the same extent and on the same terms as that program is generally provided by the Company from time to time to the Company’s other officers; provided, however, that the eligibility for and amount of the bonus opportunity shall be adjusted in a manner commensurate with the Executive’s position, and the Executive shall have annual threshold, target and maximum bonus payout opportunities of not less than 42.5%, 85% and 170% of Base Salary, respectively. The performance goals shall be established by the Compensation Committee of the Board (the “Compensation Committee”), and approved by the Board of Directors after consultation with the Executive. In the case of a bonus that does not constitute “deferred compensation” for purposes of Code Section 409A, such bonus will be paid, in accordance with the terms of the applicable bonus plan, within the applicable short-term deferral period described in Treas. Regs. §1.409A-2(b) as soon as the financial books for each fiscal year are closed and a determination regarding performance has been made by the Compensation Committee. In the case of a bonus that constitutes “deferred compensation” for purposes of Code Section 409A, such bonus will be paid in accordance with the terms of the applicable bonus plan after a determination regarding performance has been made by the Compensation Committee and in accordance with the requirements for payments of deferred compensation of Code Section 409A and the regulations thereunder.

(e)	Long Term Incentive Grants. The Executive will be eligible for awards under the long term incentive program to the same extent and on the same terms as those awards are generally provided by the Company from time to time to the Company’s other officers, as determined by the Compensation Committee of the Board; provided, however, that the eligibility for and amount of such awards shall be adjusted in a manner commensurate with the Executive’s position.

(f)

Indemnification. Except as otherwise provided herein, the Company will, to the maximum extent permitted by law, defend, indemnify and hold harmless the Executive and the Executive’s heirs, estate, executors, administrators, and other legal representatives of his estate or property against any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company (and employment by any predecessor company to the Company or Successor to or Affiliate of the Company which succeeds to this Agreement) or the Executive’s service as an officer or member of the Board of Directors of the Company (or any predecessor company to the Company), Successor or any Affiliate, including without limitation reimbursement for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities. Notwithstanding the foregoing, however, the Company’s obligation to defend, indemnify and hold harmless contained in this Paragraph (f) shall not apply to claims between the Company and the Executive (including the Executive’s heirs, estate, executors, administrators, and other legal representatives of his estate or property) including, without limitation, disputes arising out of the Protective Covenants. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other officers and directors of the Company; provided, however, that the Company shall not be required to maintain such insurance coverage unless the Board determines that it is obtainable at reasonable cost.

(g)	Recovery. The provisions of this Agreement relating to compensation will be subject to the recovery policies established by the Board, consistent with and pursuant to applicable federal law, the rules of the Securities and Exchange Commission (“SEC”) and any stock exchange on which stock of the of the Company is traded, and the requirements of section 954 of the Dodd–Frank Wall Street Reform and Consumer Protection Act and final rules issued by the SEC thereunder (or implementing such provisions).

(h)	Annual Benefits Statement. During the Term, the Company shall, during the first quarter of each calendar year, provide the Executive with a statement listing the employee benefit programs in which Executive participated as of January 1 of such year. Such statement shall also include a list of all Executive’s outstanding equity grants and other long-term incentive grants, if any.

5. Termination.

(a)	General. If the Executive’s Date of Termination occurs during the Term for any reason, the Company shall pay or provide to the Executive:

i.	The Executive’s salary for the period ending on the Date of Termination (which shall be paid within the time required under applicable law).

ii.	Payment for unused vacation days, as determined in accordance with the Company policy as in effect from time to time (which shall be paid within the time required under applicable law).

iii.	Payment for unpaid reimbursable expenses outstanding.

iv.	If the Date of Termination occurs after the end of a performance period and prior to the payment of the performance bonus (as described in Paragraph 4(d)) for the period, the Executive shall be paid such bonus amount at the regularly scheduled time (but, for the avoidance of doubt, not including a bonus for the performance period in which the Date of Termination occurs, except as otherwise expressly provided in this Agreement or the applicable bonus plan).

v.	The Executive and any of his dependents shall be eligible for COBRA continuation coverage (as described in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)) to the extent required by applicable law.

vi.	Any amounts that are due pursuant to the right of the Executive and the Executive’s heirs, estate, executors administrators and other legal representatives of his estate or property to indemnification from the Company or its Affiliates (or from a third-party insurer for directors and officers liability coverage) with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company or the Executive’s service as an officer or member of the Board of Directors of the Company or any Successor or Affiliate, to the extent such amounts are due from the Company in accordance with the terms of this Agreement or such coverage.

vii.	Any benefits to which the Executive or his beneficiaries may be entitled under the plans and programs described above or any other Company plans or programs under which the Executive is otherwise entitled to benefits as of his Date of Termination as determined in accordance with the terms of such plans and programs. Following the Executive’s Date of Termination, and except as otherwise expressly provided in this Agreement:

(A) The Company shall have no liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature.

(B) All rights to any unvested restricted stock, stock options, or incentive grants or bonuses of any kind, shall be forfeited except as otherwise expressly provided in this Agreement or an applicable award agreement or equity incentive plan.

(C) Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the Executive’s Date of Termination.

(b)	Disability; Death. The Company may terminate the Executive’s employment and the Term during any period in which he is Permanently Disabled. If the Executive’s Date of Termination occurs during the Term by reason of the Executive’s death or while Permanently Disabled then, in addition to the amounts payable in accordance with Paragraph (a) above, the Executive shall receive payment of the bonus for the performance period in which his Date of Termination occurs, based on actual performance for the entire period, and payable at the same time as it is payable for other participants in the bonus plan; provided, however, that it shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination. If the Executive’s employment is terminated by reason of his death, or while he is Permanently Disabled, then, except as otherwise specifically provided above in this Paragraph (b) and in Paragraph (a) above, the Company shall have no obligation to make payments or provide benefits under the Agreement for periods after the Executive’s Date of Termination.

(c)	With Cause. The Company, by direction of the Board, shall be entitled to terminate the Term and to discharge the Executive at any time for Cause upon written notice. The term “Cause” shall be limited to the following grounds:

i.	The Executive’s failure or refusal to materially perform his duties and responsibilities, or the failure of the Executive to devote substantially all of his business time and attention exclusively to the business and affairs of the Company in accordance with the terms of this Agreement;

ii.	The willful misappropriation of the funds or property of the Company;

iii.	Use of alcohol, to the extent that such use interferes with the performance of the Executive’s obligations under this Agreement, continuing after written warning, or use of illegal drugs, with or without previous warning;

iv.	Conviction of, or plea of guilty or “no contest”, to a felony or of any crime involving moral turpitude, dishonesty, theft, unethical or unlawful conduct;

v.	A material breach by the Executive of this or any other written agreement between the Executive and the Company;

vi.	A material failure by the Executive to comply with the Company’s written policies or rules adopted by the Board or an authorized committee thereof; or

vii.	The commission by the Executive of any willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of the Company or which could reasonably be expected to bring the Executive or the Company into disrepute, or the commission of any act which is a breach of the Executive’s fiduciary duties to the Company.

For any termination pursuant to Paragraphs (i), (v), or (vi) above, the Company shall first give written notice of the breach to the Executive, and if the breach is susceptible to a cure, the Company shall give the Executive a reasonable opportunity to promptly (within 30 days) cure the breach. If the Executive’s employment is terminated for Cause, then, except as otherwise specifically provided in Paragraph (a) above, the Company shall have no obligation to make payments or provide benefits under the Agreement for periods after the Executive’s Date of Termination.

(d)	Without Cause. At any time during the Term, (I) the Company shall be entitled to terminate the Term and discharge the Executive without Cause, upon delivery of written notice to the Executive, and (II) the Executive shall be entitled to resign for Good Reason as described in Paragraph (e) below. If the Date of Termination occurs during the Term by reason of termination by the Company without Cause, or resignation by the Executive for Good Reason, then, in addition to amounts required under Paragraph (a) above, the Company shall pay to the Executive:

i.	At the beginning of each of eighteen (18) consecutive calendar months, beginning with the calendar month following the month in which the Date of Termination occurs, an amount equal to the sum of the Executive’s monthly salary as in effect immediately prior to such Date of Termination. If the Executive fails to be in compliance with Paragraph 13 (relating to assistance with claims) and the Protective Covenants before the eighteen (18) month anniversary of the Date of Termination, the Executive’s eligibility for the Company’s payment of payments set forth in this Paragraph (i) shall cease on the date of such non-compliance. For the avoidance of doubt, monthly installments under this Paragraph (i) shall be excluded in the calculation of pensionable earnings while the duration on the non-active payroll shall be included, to the extent legally permitted, as service for calculating years of service under the Company’s pension plans.

ii.	If the Executive’s Date of Termination occurs prior to the last day of an annual performance period relating to a performance bonus (as described in Paragraph 4(d)) and at least six months after the first day of such annual performance period, the Executive shall receive payment of the bonus for the performance period in which his Date of Termination occurs, based on actual performance for the entire period, and payable at the same time as it is payable for other participants in the bonus plan; provided, however, that it shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination.

iii.

During the period beginning on the Date of Termination and ending on the eighteen (18) month anniversary of the Date of Termination, but in no event for longer than the period of time during which the Executive or any of his dependents is eligible for and elects COBRA continuation coverage (as described in Section 4980B of the Code), the Company shall pay 100% of the premiums necessary to maintain such COBRA continuation coverage. If the Executive fails to be in compliance with Paragraph 13 (relating to assistance with claims) or the Protective Covenants before the eighteen (18) month anniversary of the Date of Termination, the Executive’s eligibility for the Company’s payment of premiums as set forth in this Paragraph (iii) shall cease on the date of such non-compliance. However, the preceding sentence shall not be construed to permit cessation of the right to continue COBRA coverage at the required COBRA premium rate to the extent that the Company is required by law to offer such coverage. The period of medical benefit coverage provided in accordance with this Paragraph (iii) shall be counted toward the Company’s obligation to provide COBRA coverage. During any period after the Executive’s Date of Termination during which he is eligible to obtain medical benefit coverage (with respect to the Executive or his family) from his employer, or other person to whom he provides service, he will file such an application, and take such other steps as may be necessary to obtain such coverage (including the payment of premiums), and to the extent permitted by applicable law, coverage obtained in accordance with this sentence shall be primary.

The Executive shall be eligible for payments and benefits under this Paragraph (d) (including amounts otherwise due because of a Good Reason termination) only if the release prepared by the Company in substantially the form attached as Exhibit 1 to this Agreement (the “Executive Release”) is returned to the Company and becomes irrevocable within sixty (60) days after the Date of Termination, and no payments or benefits shall be provided under this Paragraph (d) unless the foregoing requirement in this sentence is timely satisfied. To the extent payments and benefits provided pursuant to this Paragraph (d) would constitute nonqualified deferred compensation under Code Section 409A, such benefits shall be paid to the Executive on the 65th day following the Date of Termination, subject to the six (6) month delay requirements for specified employees, as provided in Paragraph 24. If the Executive fails to return the Executive Release to the Company in sufficient time so that it becomes irrevocable within sixty (60) days after the Date of Termination, the Executive’s rights to amounts described in Paragraphs (i), (ii) and (iii) above shall be forfeited. For purposes of Code Section 409A, each such installment payment shall be treated as a separate payment under Treasury Regulation Section 1.409A-2(b)(2)(iii).

This Paragraph (d) is intended to satisfy the requirements of the exemption from the application of Code Section 409A for separation pay plans under Treasury Regulation Section 1.409A-1(b)(9). To the extent the aggregate payments due hereunder either do not satisfy such exception or exceed two (2) times the lesser of (i) the Executive’s compensation for the Executive’s taxable year preceding the taxable year in which his Date of Termination occurs, or (ii) the Code Section 401(a)(17) limit for the taxable year in which the Executive’s Date of Termination of employment ($260,000 for 2014), such excess payments shall be subject to the provisions of Paragraph 24. For purposes of the preceding sentence, the calculation of

“aggregate payments” shall exclude any bonus payment due under a bonus arrangement that satisfies the requirements of the exemption from the application of Code Section 409A for short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4).

For purposes of this Paragraph (d), if the Company has not, at least sixty (60) days before the end of the Term, offered to extend the Term for at least one year under substantially the same provisions as the provisions in this Agreement as in effect ninety (90) days prior to the end of the Term, and the Executive’s Date of Termination has not occurred prior to the end of the Term, then the Executive’s Date of Termination on or after the end of the Term for any reason other than Termination for Cause shall be treated in the same manner as having occurred during the Term by reason of termination by the Company without Cause.

If the Executive’s employment is terminated by the Company without Cause or by the Executive’s resignation for Good Reason, then, except as otherwise specifically provided above in this Paragraph (d) and in Paragraph (a) above, the Company shall have no obligation to make payments or provide benefits under the Agreement for periods after the Executive’s Date of Termination.

(e)	Executive Termination—For Good Reason. The Executive shall be entitled to terminate the Term and resign for Good Reason to the extent provided in this Paragraph (e). Good Reason is defined as the occurrence of any of the following: (1) a material change by the Company in the Executive’s authority, duties or responsibilities which would cause the Executive’s position with the Company to become of materially less responsibility and importance; including but not limited to (i) the removal of the Executive from his position as President and/or Chief Executive Officer, (ii) the Executive ceases to be the Company’s “principal executive officer” for proxy reporting purposes during any period in which the Company is required to file a proxy under the federal securities laws, or (iii) his removal from the Board; or, (2) the Company otherwise materially breaches this Agreement, provided that (a) the Executive shall provide written notice to the Company of the Good Reason no more than ninety (90) days after the initial existence of the Good Reason, and (b) the Company is afforded thirty (30) days to remedy the material change or breach, and (c) the Executive terminates within one-hundred-fifty (150) days following the initial existence of any Good Reason. Notwithstanding any other provision of this Agreement, the occurrence of the events described in clauses (i) and (ii) below will not constitute a material breach of this Agreement and will not constitute a material change by the Company in the Executive’s authority, duties or responsibilities which would cause the Executive’s position with the Company to become of materially less responsibility and importance: (i) responsibility for one or more of the Company’s or Affiliates’ operations is delegated to a person or persons (each, a “Delegate Officer”) by the Board with the written agreement of the Executive, or by the Executive, regardless of whether the Executive at one time performed some or all of the job responsibilities assigned to such Delegate Officer, provided that such Delegate Officer reports, directly or indirectly, to the Executive, and (ii) the size of the Company including the Affiliates changes.

(f)	Executive Termination—Without Good Reason. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice of termination, which notice of termination shall be effective not less than 30 days after it is given to the Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in Paragraph (d) or (e) are required, the procedures of this Paragraph (f) may not be used in lieu of the procedures required under Paragraph (d) or (e). Following the Company’s receipt of a notice of termination under this Paragraph (f), the Company may, by written notice to the Executive, designate an earlier date (not earlier than the date of such notice to the Executive) as of which the Executive’s Date of Termination shall occur; provided that such Date of Termination shall be considered to have occurred under this Paragraph (f) regardless of the acceleration of the Date of Termination under this Paragraph (f). If the Executive terminates his employment without Good Reason (as described in this Paragraph (f)), then, except as otherwise specifically provided in Paragraph (a) above, the Company shall have no obligation to make payments or provide benefits under the Agreement for periods after the Executive’s Date of Termination.

(g)	Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company (including any Successor to the Company). If the Executive becomes employed by a Successor to the Company, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the Successor.

(h)	Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board of Directors of the Company or any of the Affiliates, or holds any other position with the Company and the Affiliates, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination.

6. Duties on Termination.

(a)

Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a notice of termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor. Notwithstanding the foregoing provisions of this Paragraph 6, the Company may suspend the Executive from performing his duties under this Agreement (including, without limitation, his duties as a member of the Board of Directors of the Company or any Affiliate) following the delivery of a notice of termination providing for the Executive’s resignation, or delivery by the Company of a notice of termination providing for the Executive’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company and his rights to compensation or benefits and other rights under this Agreement shall not be reduced or otherwise adversely affected by reason of the suspension; and further provided that any such suspension shall not affect the determination of whether the resignation was for Good Reason or without Good Reason. Executive acknowledges and agrees that the legal rules and regulations applicable to qualified plans under Code Section 401(a), the legal rules and regulations applicable to nonqualified deferred compensation plans under Code Section 409A, and other legal rules and regulations applicable to other benefit plans and arrangements (including equity arrangements) may require that the commencement of a period of suspension of Executive under this Section 6(e) be treated as Executive’s “separation of service” (or other equivalent status) for purposes of such plans and arrangements, and that the Company will administer and interpret any such affected benefit plans and arrangements in compliance with such legal and regulatory requirements, which such compliance Executive acknowledges and agrees will inure to the benefit of Executive.

(b)	Following the Date of Termination, the Executive agrees to return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and to return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any trade secrets relating to the Company, provided however, the foregoing provision shall not require the return of any item that Executive lawfully possessed prior to his employ with Company, provided that the retention of said item shall not be in violation of this Section 6(b). For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Illinois Trade Secrets Act or, if such act is repealed, the Uniform Trade Secrets Act (on which the Illinois Trade Secrets Act is based). The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Paragraph (b) and that he will comply with the Protective Covenants. If any property belonging to the Company subsequently comes into the Executive’s possession, custody or power, the Executive agrees to return it to the Company immediately.

7. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise or for any reason except as provided for in this Paragraph 7 and Paragraph 14. Subject to Code Section 409A, the Company shall be entitled to set off against amounts payable to the Executive any amounts owed to the Company by the Executive, but the Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after his Date of Termination, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

8. Confidentiality. The Executive agrees that, during the Term, and at all times thereafter:

(a)

Except as may be required by the lawful order of a court or agency of competent jurisdiction, and except as necessary to carry out his duties to the Company and its Affiliates, the Executive agrees to keep all Confidential Information secret and confidential indefinitely and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. The Executive shall, during the continuance of the Executive’s employment, use the Executive’s best endeavors to prevent the unauthorized publication or misuse of any Confidential Information.

(b)	To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c)	This Paragraph 8 shall not be construed to unreasonably restrict the Executive’s ability to disclose Confidential Information in a court proceeding in connection with the assertion of, or defense against a claim of breach of this Agreement. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this Paragraph (c), the matter shall be submitted to the court for decision.

(d)	Nothing in the foregoing provisions of this Paragraph 8 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Affiliates, knowledge which was acquired by him during the course of his employment with the Company and the Affiliates which is generally known to persons of his experience in other companies in the same industry.

(e)	The Executive may disclose so much of Confidential Information to personal, legal, tax or financial advisors as may be required to enable such advisors to render appropriate advice to the Executive, provided that the Executive takes reasonable steps to assure that such advisors maintain the confidentiality of the information.

(f)	For purposes of this Agreement, the term “Confidential Information” shall include all non-public information relating to the business of the Company and its Affiliates, including, without limitation, the customer lists of the Company and its Affiliates, their respective trade secrets, any confidential information about or provided by any customer, supplier, or investor, or prospective or former customer or supplier, of the Company or any of its Affiliates, information concerning the business or financial affairs of the Company or any of its Affiliates, including books and records, commitments, procedures, plans, strategies, current or prospective transactions or business, information regarding litigation and pending litigation that was acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company prior to the commencement of his employment and following his Date of Termination. For the avoidance of doubt, the term “Confidential Information” shall include all non-public information concerning any other person or company that was shared with the Company or an Affiliate subject to an agreement to maintain the confidentiality of such information.

9. Disparagement. The Executive agrees that, while he is employed by the Company, and after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Company, the Affiliates, or the officers or directors of the Company or the Affiliates. The Company agrees that, while the Executive is employed by the Company and after his Date of Termination, it and its Affiliates, officers, and directors shall not make any false, defamatory or disparaging statements about the Executive. The provisions of this Paragraph 9: (i) shall not apply to testimony as a witness, compliance with other legal obligations, the Executive’s or the Company’s, as applicable, assertion of or defense against any claim of breach of this Agreement (including the Exhibits thereto and the referenced plans and arrangements), or the Executive’s statements or disclosures to officers or directors of the Company or its Affiliates, and (ii) shall not require the Executive or an officer or director of the Company or its Affiliates to make false statements or disclosures.

10. Non-Competition

(a)	The Executive acknowledges that (i) the businesses of the Company and the Affiliates are highly competitive in nature, (ii) in the course of the Executive’s involvement in the Company’s and the Affiliates’ activities, the Executive will have access to the Company’s and Affiliates’ Confidential Information and customer base and have the potential to profit from the goodwill associated with the Company and the Affiliates, (iii) if the Executive violates the Protective Covenants, the Company and the Affiliates will likely suffer significant harm, (iv) complying with this Paragraph 10 will not result in severe economic hardship for the Executive or his family, (v) the Company would not have entered into this Agreement if the Executive did not agree to abide by the Protective Covenants and (vi) the restrictions set forth above are reasonable and necessary to protect the goodwill of the Company’s and the Affiliates’ businesses.

(b)

While he is employed by the Company, and if the Executive’s Date of Termination occurs during the Term or during the 30-day period immediately after the end of the Term for any reason, then for a period of eighteen (18) months after the Executive’s Date of Termination (the “Restricted Period”), the Executive shall not be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if: (i) the services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Company or the Affiliates, and such services are to be provided with respect to any location in which the Company or an Affiliate had material operations during the twelve (12) month period prior to the Date of Termination, or with respect to any location in which the Company or an Affiliate had devoted material resources to establishing operations during the twelve (12) month period prior to the Date of Termination; or (ii) the trade secrets, Confidential Information, or proprietary information (including, without limitation, confidential or proprietary methods) of the Company and the Affiliates to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information. For purposes of this Paragraph 10, services provided by others shall be deemed to have been provided by the Executive to Competitor if the Executive had material supervisory responsibilities with respect to the provision of such services.

(c)	Nothing herein shall prohibit passive ownership of not more than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market so long as the Executive does not have any active participation in the business of the corporation.

(d)	While he is employed by the Company, he shall not provide consultation or cooperation to any person or entity whose interests are adverse to the interests of the Company or the Affiliates. If the Executive’s Date of Termination occurs during the Term for any reason or during the 30-day period immediately after the end of the Term for any reason, then for a period of eighteen (18) months after the Executive’s Date of Termination, with respect to any matter or transaction as to which the Executive was materially involved while employed by the Company or other similar matter or transaction, the Executive shall not provide consultation or cooperation to any person or entity whose interests are adverse to the interests of the Company or the Affiliates.

The term “Competitor” means any enterprise (including a person, firm, business, division, or other unit, whether or not incorporated) during any period in which a material portion of its business is (and during any period in which it intends to enter into business activities that would be) materially competitive in any way with any business in which the Company or any of the Affiliates was engaged during the twelve (12) month period prior to the Executive’s Date of Termination (including, without limitation, any business if the Company devoted material resources to entering into such business during such twelve (12) month period), but for purposes of clause (b)(i) above, the term “Competitor” shall be limited to those businesses to which the Executive devoted more than an insignificant amount of time while employed by the Company. Notwithstanding the foregoing, the term “Competitor shall not include a business of a Competitor if such business would not, as a stand alone enterprise, constitute a “Competitor” under the forgoing definition, provided that Executive does not render any services to, or otherwise assist the portion of the business that competes with the Company and its Affiliates. For the avoidance of doubt, the Company’s and Affiliates’ businesses shall include, without limitation, the lines of business set forth in the Company’s annual report (Form 10-K), provided that nothing in this sentence shall be construed to limit the type of businesses of the Company and the Affiliates or the restrictions with respect to such businesses in the future.

11. Solicitation. While he is employed by the Company, and if the Executive’s Date of Termination occurs during the Term for any reason or during the 30-day period immediately after the end of the Term for any reason, then for a period of eighteen (18) months after the Executive’s Date of Termination, the Executive shall not:

(a)	Solicit, entice, persuade or induce any individual who is employed by or otherwise provides service to the Company or the Affiliates (or was so employed or providing services within ninety (90) days prior to the Executive’s action described under this subparagraph (a)) to terminate or refrain from renewing or extending such employment or provision of services or to become employed by or enter into contractual relations with any other individual or entity other than the Company or the Affiliates, and the Executive shall not approach any such employee or other service provider for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(b)	Solicit or induce, or attempt to solicit or induce any Direct Customer to materially alter, terminate or otherwise cease its relationship with the Company or an Affiliate, or solicit or induce any Indirect Customer to materially alter, terminate or otherwise cease its relationship with the Direct Customer with respect to goods and/or services purchased from the Direct Customer that are directly or indirectly provided to the Direct Customer by the Company or any of the Affiliates. For purposes of this Paragraph (b), the term “Direct Customer” means any person purchasing goods and/or services from the Company or any of the Affiliates, and the term “Indirect Customer” means any person purchasing goods and/or services from a Direct Customer, to the extent that the goods and/or services that are directly or indirectly purchased by the Direct Customer are directly or indirectly provided to the Direct Customer by the Company or any of the Affiliates. For periods after the Date of Termination, a person shall be considered an Indirect Customer for purposes of this Paragraph 11 only if the Executive is aware (as a result of his prior employment, information provided to him by the Company or otherwise) that the person is an Indirect Customer.

(c)	Solicit or induce, or attempt to solicit or induce any Direct Supplier to materially alter, terminate or otherwise cease its relationship with the Company or an Affiliate, or to solicit or induce any Indirect Supplier to materially alter, terminate or otherwise cease its relationship with the any Direct Supplier with respect to goods and/or services are directly or indirectly provided to the Company or any of the Affiliates. For purposes of this Paragraph (c), the term “Direct Supplier” means any person providing goods and/or services to the Company or any of the Affiliates, and the term “Indirect Supplier” means any person supplying goods and/or services to persons supplying goods and/services to a Direct Customer, to the extent that such goods and/or services are directly or indirectly provided to the Company or any of the Affiliates. For periods after the Date of Termination, a person shall be considered an Indirect Supplier for purposes of this Paragraph 11 only if the Executive is aware (as a result of his prior employment, information provided to him by the Company or otherwise) that the person is an Indirect Supplier.

(d)	Notwithstanding the forgoing, the terms “Direct Customer,” “Indirect Customer,” “Direct Supplier,” “Indirect Supplier,” shall not include the portion of any customer or supplier that is not otherwise providing or being provided goods and services that relate directly or indirectly to the business of the Company or any of its Affiliates.

12. Other Obligations. Nothing in the Protective Covenants shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company. The Executive agrees that if the Executive acts in violation of Paragraphs 10 and 11, the number of days the Executive is in such violation will be added to any periods of limitation on the Executive’s specified activities.

13. Assistance with Claims. The Executive agrees that, during the Term and continuing for a reasonable period after the Executive’s Date of Termination (but for a period of not more than twenty-four (24) months after the Executive’s Date of Termination), the Executive will reasonably assist the Company and the Affiliates in the defense of any third-party claims that may be made against the Company and the Affiliates, and will reasonably assist the Company and the Affiliates in the prosecution of any claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to services performed by the Executive for the Company and the Affiliates against third parties. The Executive agrees, unless precluded by law or court order, to promptly inform the Company in writing if the Executive is asked to participate (or otherwise become involved) in any lawsuits (whether governmental or private) involving such claims that may be filed against the Company or any Affiliate. The Executive also agrees, unless precluded by law or court order, to promptly inform the Company if he is asked to assist in any investigation (whether governmental or private) of the Company or the Affiliates (or their actions) that may relate to services performed by the Executive for the Company or the Affiliates, regardless of whether a lawsuit has then been filed against the Company or the Affiliates with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses, and if, after the Date of Termination, such assistance is required, the Company shall pay the Executive a per diem equal to one day’s base salary (determined as of the Date of Termination) for each day or partial day of assistance. Nothing in this Paragraph 13 shall prevent the Executive from honestly testifying at a legal proceeding in response to a lawful and properly served subpoena in a proceeding involving the Company or its Affiliates or from cooperating with any governmental investigation.

14. Enforcement.

(a)

If, at the time of enforcement of the Protective Covenants, a court shall hold that the duration, scope or area restrictions stated are unreasonable under the circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the Protective Covenants to cover the maximum duration, scope and area permitted by law. Notwithstanding the foregoing, (i) if (x) during the Restricted Period, Executive becomes employed by, serves as a consultant to, or otherwise assists directly or indirectly provides services to a Competitor, and (y) one or more provisions of the Protective Covenants is invalid or unenforceable, the Company shall be entitled to set off against amounts payable to the Executive any amounts earned by Executive in employment with the Competitor (other than any amount that is required to be paid to Executive without set off under applicable law), and (ii) if one or more provisions of the Executive Release is invalid or unenforceable, the Company may, in it sole discretion, cease payment of all or a portion of the release consideration and may elect, in its sole discretion, to recover from Executive some or all of the amounts paid by the Company to Executive as consideration for the Executive Release. The Executive has consulted with legal counsel regarding the Protective Covenants and based on such consultation has determined and agrees that the Protective Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s businesses and agrees not to challenge the validity or enforceability of the Protective Covenants.

(b)	If the Executive breaches, or threatens to commit a breach of any of the Protective Covenants, the Company and the Affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company or Affiliates at law or in equity:

i.	the right and remedy to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and the Affiliates and that money damages would not provide an adequate remedy to the Company or the Affiliates; and

ii.	the right and remedy to require the Executive to account for and pay over to the Company or the Affiliates any profits, monies or other benefits derived or received by the Executive as the result of any transactions constituting a breach of the Protective Covenants.

If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. For the avoidance of doubt, the Executive shall be entitled to the payments set forth in Paragraph 5(d)(i) and (ii) only so long as he is in compliance with Paragraph 13 (relating to assistance with claims) and in compliance with the Protective Covenants. For the avoidance of doubt, if the Executive fails to be in compliance with Paragraph 13 (relating to assistance with claims) or the Protective Covenants before the eighteen (18) month anniversary of the Date of Termination, the Executive’s eligibility for the Company’s payment of continuing salary and payment of premiums in accordance with Paragraph 5(d) shall cease on the date of such non-compliance.

15. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Notices shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Executive and the Company at the addresses indicated below.

Notice to the Executive

At the address most recently contained in the Company records

Notice to the Company

Sparton Corporation

Attention: Chairman of the Board

425 North Martingale Road

Suite 2050

Schaumburg, IL 60173

All notices to the Company shall be directed to the attention of Chairman of the Board of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

16. Entire Agreement. Upon the Effective Date, this Agreement will constitute the entire agreement between the parties concerning the subject matter hereof and will supersede all prior agreements (including without limitation the Prior Agreement), understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. Nothing in this Agreement shall be construed to limit the Company’s ability to establish and maintain policies (or require the Executive to enter into an agreement) relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, and other similar policies or agreement for the protection of the business and operations of the Company and the Affiliates.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. Survival of Agreement. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

20. Successors to Company and Assignment by Company. This Agreement shall be binding upon and inure to the benefit of the Company and any Successor to the Company, subject to the following:

(a)	The Company may assign its rights and obligations under this Agreement to any Affiliate. The Company will require that any assignee (pursuant to the preceding sentence), and will require any Successor to the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or succession had taken place. The term “Successor” shall mean, with respect to the Company or any Affiliate, any entity (or a company which is part of an affiliated group of entities) that acquires all or substantially all of the business or assets of the Company or Affiliate, respectively, regardless of whether such acquisition is direct or indirect, and regardless of whether such acquisition is by purchase, merger, consolidation or otherwise; provided that an assignee of this Agreement in accordance with this Paragraph (a) also shall be treated as a Successor. An assumption by a Successor shall not constitute a Date of Termination.

(b)	Subject to Paragraph (c) below, after a Successor to the Company assumes this Agreement in accordance with this Paragraph 20 (and except for liabilities assumed by entities that are not the Executive’s employer at the time of such assumption), only such Successor shall be liable for amounts payable after such assumption, and no other companies shall have liability for amounts payable after such assumption.

(c)	Notwithstanding the foregoing provisions of this Paragraph 20, if a Successor is required to assume the obligations of this Agreement under Paragraph (a) above, and fails to execute and deliver to the Executive a written acknowledgment of the assumption at that time or, if later, promptly following demand by the Executive for execution and delivery of such an acknowledgment, then such failure will constitute a material breach of this Agreement described in clause 1 of Paragraph 5(e), and the Successor shall not be substituted as the Company.

(d)	The Company’s rights and obligations under this Agreement may not be assigned to an entity that is (or immediately prior to the assignment was) not an Affiliate without the Executive’s consent.

(e)	To the extent that rights are expressly granted to an Affiliate under this Agreement, the Affiliate and its Successors may enforce such rights.

21. Assignment by Executive. Except as otherwise provided in this Paragraph 21, the interests of the Executive under this Agreement are personal to the Executive, and are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive or the Executive’s beneficiary, or by creditors of the Executive or the Executive’s beneficiary. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death or incapacity, the Executive’s heirs, estate, executors, administrators and other legal representatives of his estate or property shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent, distribution, or otherwise.

22. Choice of Law and Disputes. All issues concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois. In any action or proceeding relating to this Agreement or otherwise arising out of or in connection with the Executive’s employment by the Company, the parties agree that they shall be resolved by a bench trial and not a jury trial, and the parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any right to a jury trial and any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages.

23. Amendments and Waiver. No provision of this Agreement may be modified, waived or discharged by either party unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be specifically designated by the Board. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

24. Code Section 409A. To the extent a payment hereunder is, or shall become, subject to the application of Code Section 409A, the following shall apply:

(a)	Delay of Payment. The Company may delay payment hereunder only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Company reasonably anticipates will be subject to the application of Code Section 162(m), or will violate Federal securities laws or other applicable law; provided that any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment would not cause such a violation.

(b)	Acceleration of Payment. The time or schedule of payment hereunder may be accelerated only upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than the Executive to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)) or payment of the amount required to be included in income for the Executive as a result of failure of this Agreement at any time to meet the requirements of Code Section 409A with respect to the Executive.

(c)	Specified Employee. If, as of the Date of Termination, (1) any stock of the Company is publicly traded on an established securities market or otherwise; and (2) a payment is payable under this Agreement due to a termination of employment which is considered to be a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a separation from service); and (3) the Executive is determined to be a “specified employee” (as determined under Treasury Regulation Section 1.409A-1(i)), then the payment shall be delayed until a date that is six (6) months after the Date of Termination to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however, that the payments to which the Executive would have been entitled during such six (6) month period, but for this Paragraph (c), shall be accumulated and paid to the Executive on the first (1st) day of the seventh (7th) month following the Executive’s Date of Termination.

(d)	Code Section 409A Compliance. This Agreement is intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until this Agreement is appropriately amended to comply with such requirements.

25. Change in Control. If any payment or benefit to which the Executive is entitled from the Company, any affiliate, or trusts established by the Company or by any affiliate (the “Payments,” which shall include, without limitation, the vesting of an option or other non-cash benefit or property) are more likely than not to result in a loss of a deduction to the Company by reason of Code Section 280G, the Payments shall be reduced to the extent required to avoid such loss of deduction, in the following order:

(a)	First, by reducing the Payments that would not constitute deferred compensation, excluding welfare benefits (with the Payments subject to such reduction to be determined by the Executive), to the extent necessary to decrease such Payments to avoid the loss of deduction.

(b)	Next, if after the reduction to zero of the amounts described in Paragraph (a) above, the remaining scheduled Payments are greater than the amount necessary to avoid the loss of deduction, then by reducing the Payments (excluding welfare benefits) that constitute deferred compensation subject to Code Section 409A, with the reductions to be applied first to the Payments scheduled for the latest distribution date (or, if vesting is to be canceled to satisfy this Paragraph (b), with the cancellation to be applied first to the latest scheduled vesting date), and then applied to distributions or vesting scheduled for progressively earlier distribution or vesting dates, to the extent necessary to decrease the Payments to avoid the loss of deduction.

(c)	Next, if after the reduction to zero of the amounts described in Paragraphs (a) and (b) above, the remaining scheduled Payments are greater than the amount necessary to avoid the loss of deduction, then by reducing the welfare benefit portion of the Payments that does not constitute deferred compensation subject to Code Section 409A (with the Payments subject to such reduction to be determined by the Executive), to the extent necessary to avoid the loss of deduction.

(d)	Next, if after the reduction to zero of the amounts described in Paragraphs (a), (b), and (c) above, the remaining scheduled Payments are greater than the amount necessary to avoid the loss of deduction, then by reducing the welfare benefit portion of the Payments that constitute deferred compensation, with the reductions to be applied first to the Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to avoid the loss of deduction.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Signing Date.

Sparton Corporation

By:	/s/ James R. Swartwout
James R. Swartwout Chairman of the Board of Directors

/s/ Cary B. Wood
Cary B. Wood

EXHIBIT 1

EXECUTIVE RELEASE

1. This document is attached to, is incorporated into, and forms a part of, the employment agreement having a signing date of June 30, 2014 (the “Agreement”) by and between Cary B. Wood (the “Executive”) and Sparton Corporation (the “Company”). The Executive, on behalf of himself and the other Executive Releasors, knowingly and voluntarily releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Executive now has or claims, or might hereafter have or claim (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising on or before the date of this Release, to the extent that the Claim arises out of or relates to the Executive’s employment by the Company and its Affiliates (including his service as a director of the Company and its Affiliates) and/or the Executive’s termination or resignation therefrom. However, nothing in this Release shall constitute a release of any Claims of the Executive (or other Executive Releasors) that may arise from claims for breach of this Agreement under Paragraph 4(f) of the Agreement (relating to indemnification). In addition, nothing in this Release releases the Company from its payment and other obligations under the Agreement that by their terms are to be performed by the Company on or after Executive’s Date of Termination. Nothing in this Release shall constitute a release of Claims of the Executive (or other Executive Releasors) of payments or benefits to which Executive or an Executive Releasor may be entitled following Executive’s Date of Termination under the terms of one or more of the Company’s employee benefit plans. Finally, nothing in this Release shall constitute a release of Claims of the Executive (or other Executive Releasors) of amounts or other compensation to which Executive may become entitled under the terms of one or more long-term incentive awards granted to Executive prior to the Date of Termination.

For purposes of this Release, the terms set forth below shall have the following meanings:

(a)	The term “Agreement” shall include the Agreement and the Exhibits thereto, and include the plans and arrangements under which the Executive is entitled to benefits in accordance with the Agreement and the Exhibits.

(b)

The term “Claims” shall include (except for claims for breach of the Agreement) any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, known or unknown, cognizable at law or equity, and shall include, without limitation, claims arising under (or alleged to have arisen under) (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) The Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) The Immigration Reform Control Act, as amended; (vii) The Americans with Disabilities Act of 1990, as amended; (viii) The National Labor Relations Act, as amended; (ix) The Fair Labor Standards Act, as amended; (x) The Occupational Safety and Health Act, as amended; (xi) The Family and Medical Leave Act of 1993;

(xii) the Sarbanes-Oxley Act; (xiii) the federal Worker Adjustment and Retraining Notification Act and any similar state laws; (xiv) any state antidiscrimination law; (xv) any state or local wage and hour law; (xvi) any other local, state or federal law, regulation or ordinance; (xvii) any whistleblower law; (xviii) any public policy, contract, tort, or common law; or (xix) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. (The Executive specifically releases any claim based on any amendment to the laws referenced, whenever such amendment was enacted, and specifically releases any claim under the Lily Ledbetter Fair Pay Act and any new laws enacted after the date of this Release. The Executive does not, however, release any claim which the applicable statute provides may not be released under any circumstances.)

(c)	The term “Company Releasees” shall include the Company and its Affiliates (as defined in the Agreement), and their officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, assigns, administrators and fiduciaries under any employee benefit plan of the Company and its Affiliates, and insurers, and their predecessors and successors.

(d)	The term “Executive Releasors” shall include the Executive, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.

2. The following provisions are applicable to and made a part of the Agreement and this Release:

(a)	This Release shall be executed not earlier than the Executive’s Date of Termination (as defined in the Agreement). By this Release, the Executive Releasors do not release or waive any right or claim which they may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, which arises after the date of execution of this Release.

(b)	In exchange for this Release, the Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company’s policy or applicable law.

(c)	The Company hereby expressly advises the Executive to consult with an attorney of his choosing prior to executing this Release.

(d)	The Executive has twenty-one (21) days from the date of presentment to consider whether or not to execute this Release. In the event of such execution, the Executive has a further period of seven (7) days from the date of said execution in which to revoke said execution. This Release will not become effective until expiration of such revocation period.

(e)	This Release, and the commitments and obligations of all parties under Paragraph 5(d) of the Agreement:

i.	shall become final and binding immediately following the expiration of the Executive’s right to revoke the execution of this Release in accordance with Paragraph 2(d) of this Exhibit 1;

ii.	shall not become final and binding until the expiration of such right to revoke; and

iii.	shall not become final and binding if the Executive revokes such execution.

3. The Executive hereby acknowledges that he has carefully read and understands the terms of this Release and each of his rights as set forth therein.

Cary B. Wood

Date:

State of

County of

Subscribed Before Me This Day of , .

Notary Public

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